EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77I:
  Terms of new or amended securities

EXHIBIT B:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:
SUB-ITEM 77I: Terms of new or amended securities

Certain shareholders of outstanding Institutional
Shares of the Credit Suisse Institutional Strategic Global Fixed Income Fund (the "Fund") were offered the opportunity to exchange their Institutional Shares only for outstanding Common Shares of any fund in the Credit Suisse Asset Management, LLC ("CSAM") family of funds; provided, however, that any Common Shares of a fund in the CSAM family of funds received by such shareholders as a result of the offer, could not be subsequently exchanged for Institutional Shares of the Fund, or any fund in the CSAM family of funds.




EXHIBIT B:
SUB-ITEM 77O:  Transactions effected pursuant to Rule 10f-3

OFFERING
MCI Worldcom Notes

DATE
5/19/00

BROKER
Salomon

PRICE
98.94

SHARES/PAR
30,000

% OF OFFERING
0.0024%

SYNDICATE MEMBER
CS First Boston




EXHIBIT C:
SUB-ITEM 77Q1: Exhibits

(a) Articles of Amendment to the Articles of Incorporation of the Warburg, Pincus Strategic Global Fixed Income
Fund, Inc.

                     ARTICLES OF AMENDMENT
                              OF
                   ARTICLES OF INCORPORATION
                              OF
    WARBURG, PINCUS STRATEGIC GLOBAL FIXED INCOME FUND, INC.

HAL LIEBES and STUART J. COHEN, being Vice President and
Secretary and Assistant Secretary, respectively, of WARBURG, PINCUS STRATEGIC GLOBAL FIXED INCOME FUND, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland Corporation Law, DO HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation adopted the following resolution at a meeting duly held on May 1, 2000, authorizing the Corporation to change its name:

RESOLVED, that the name of the Maryland Corporation be, and hereby is, changed from "Warburg, Pincus Strategic Global Fixed Income Fund, Inc." to "Credit Suisse Institutional Strategic Global Fixed Income Fund, Inc." and that the officers of the Corporation, or their designees, be, and each of them hereby is, authorized and directed to execute and file Articles of Amendment to the Corporation's Articles of Incorporation with the State of Maryland, and supplements or revisions to the Fund's registration statement, and to do any and all such other lawful acts as may be necessary or appropriate to perform and carry out the name change.

SECOND: That pursuant to the above resolution of the Board of Directors of the Corporation, effective as of May 10, 2000, the name of the Corporation listed below be, and hereby is, changed as follows:

Current Name:
WARBURG, PINCUS STRATEGIC GLOBAL FIXED INCOME FUND, INC.

Proposed Name:
CREDIT SUISSE INSTITUTIONAL STRATEGIC GLOBAL FIXED INCOME FUND, INC.

THIRD: That the amendment is limited to a change expressly permitted by 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and that the Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment and do hereby acknowledge that it is the act and deed of each of them and, under penalty of perjury, to the best of the knowledge, information and belief of each of them, the matters and facts contained herein are true in all material respects.

DATE: May   , 2000

Hal Liebes
Vice President and Secretary

ATTEST:

Stuart J. Cohen
Assistant Secretary